Exhibit 4.1

                               HOME DIRECTOR, INC.

                                January 10, 2008

Erick Richardson, Esq.
10900 Wilshire Blvd.
Suite 500
Los Angeles, CA 90024

     Re:  Issuance of Shares

Dear Mr. Richardson:

     This letter confirms our plan to issue to you 411,532 shares of our common stock (the "Shares"), to be registered on Form S-8 with the Securities and Exchange Commission, in consideration of $66,256.71 of legal services not in connection with any capital raising transaction or making a market in our securities.

     Your signature below indicates your acceptance of the Shares for such services, and confirms the accuracy of the following:

     (a) By reason of your business or financial experience or the business or financial experience of your professional advisors who are unaffiliated with and who are not compensated by Home Director, Inc. or any affiliate or selling agent of Home Director, Inc., directly or indirectly, you can be reasonably assumed to have the capacity to protect your own interests in connection with your acquisition of the Shares.

     (b) You are acquiring the Shares for your own account and not with a view to or for sale in connection with any distribution thereof, except as permitted by applicable law or regulation.

     (c) You did not learn of the offer and sale of the Shares through the publication of any advertisement. Regards,

                                        /s/ Michael Liddle
                                        ------------------------------
                                        Michael Liddle
                                        Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:




/s/ Erick Richardson
-------------------------------
Erick Richardson

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